UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 15, 2005
NOVELLUS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

0-17157 (Commission File Number)	77-0024666 (I.R.S. Employer Identification No.)
4000 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-9700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement
The Stock Option and Compensation Committee and the Audit Committee of the Board of Directors of Novellus Systems, Inc. (the “Company”) approved, effective November 15, 2005, the acceleration of vesting of unvested and “out-of-the money” stock options previously awarded to employees and officers with option exercise prices equal to or greater than $30.00 as of November 15, 2005. Options held by non-employee directors are unaffected by the vesting acceleration. Each of the Company’s executive officers whose options are accelerated has entered into a Resale Restriction Agreement which imposes restrictions on the sale of any shares received through the exercise of accelerated options until the earlier of (i) the original vesting dates set forth in the option or (ii) the executive officer’s termination of employment. The accelerated options represent approximately 17% of the total of all outstanding Company options.
The Company’s decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R will require companies to recognize the grant-date fair value of stock options issued to employees as an expense in the income statement, over the requisite service period, generally the vesting period as compensation cost. In addition, the Company considered that, because these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of incentive compensation and employee retention. The future compensation expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $24.3 million on a pre-tax basis through fiscal year 2008.
A copy of the form of Resale Restriction Agreement is attached hereto as Exhibit 10.34 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The exhibits listed below are being furnished with this Form 8-K:

Exhibit
Number	Description
10.34	Form of Resale Restriction Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.
By:	/s/ William H. Kurtz
William H. Kurtz
Executive Vice President and Chief Financial Officer

Date: November 15, 2005

Exhibit Index

Exhibit
No.	Description
10.34	Form of Resale Restriction Agreement